EXHIBIT 99.1

Yellow Corp.

Morgan Stanley 2003 Convertible Conference

September 24, 2003

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[START RECORDING]

MALE VOICE: We have Mr. Don Barger from Yellow Corporation and Mr. Barger is the CFO of Yellow and one of the largest, most recognizable global transportation companies, and Mr. Barger and Yellow is here for the first time so we’d like to welcome him to the Convertible community. Prior to Yellow, Mr. Barger has been with Hillenbrand and Worthington and B.F. Goodrich, but most importantly Mr. Barger graduated from the United States Navel Academy and he’s a very, very smart man. Trust me when I tell you that, and the reason is he went to the same school as I did. He went to Warden. Welcome Mr. Barger.

MR. DONALD G. BARGER: Thank you. I’m very glad to be here today and talk to you a little bit about Yellow Corporation and the proposed acquisition by us of Roadway, which by the way, we still expect that to close around year-end. [slide 1]

The point here is that this is a bold and strategic combination to build for the future and we’ll go into that in a little bit of detail, but also the point is, it is actually a risk mitigation strategy that enhances returns and actually promotes growth in a segment of the industry that hasn’t seen growth in a long time. The market reaction to date has been very favorable. Our convert, which we issued on August 4th, is trading currently at 121 and the stock reached a 52-week high yesterday and was 33 and change. We think very appropriately that the market is in fact responding positively to what we are doing. [Slide 2] Just a little bit on the 2Q and also we’ll give you an update on the 3rd. What’s important about these two graphs and one of the things that you find in our industry, is there is a lot of emphasis on either growing volume, tons, or yield, price. We have taken a little different approach. Here you see the growth in tons for the major players in our segment and also the growth in price. We did not have the greatest growth in tons nor the greatest growth in price, but what we did do is have the right balance to give us the best improvement in operating income versus the competition. You will hear us continue to emphasize that point, because what we’re interested in is maximizing our earnings and improving our return on committed capital. As far as the 3Q update from us and Roadway, reconfirmed our guidance. We narrowed our range from $0.70 to $0.80 to $0.72 to $0.77. Again, well received by the market. Roadway came out and announced that they should exceed consensus and be at the high-end of guidance from what they gave in their 2Q conference call. These are all before any charges associated with the acquisition. Roadway had about $20 million of charges associated with restricted share vesting. We had about $8 million in charges associated with interest carrying costs related to the transaction. [Slide-3] You’ll here us say that the Roadway transaction was the right strategy with the right partner. What does this strategy do? The strategy advances our one-stop shopping. Again our research has said, to the extent that we can call on a customer and pick up their shipments, all of their shipments. They like that better; we obviously like that better. The other thing that this does is it increases the non-asset growth potential for our company. At Yellow, we have very much emphasized the growth in non-asset businesses. It is right now very small, the potential is great. With the Roadway acquisition, we just increased the base tremendously for penetration of the non-asset businesses. The other thing that we do is come into next day opportunities. We have, we believe, a model that lets us use our existing network to, in fact, continue to penetrate the next-day opportunity; again this give us scale to do that. And finally, our technology solutions for both our customers and ourselves. This industry is very technology intensive and to the extent that we have scale, we can spread that technology investment across the base, do a lot more—provide more services to our customers and enhance our productivity. One of the things that is unique about this acquisition, is that we are going to keep both brands separate. We will continue to invest in the Roadway brand and in the Yellow brand. What we have found with our research is that there are customers who are passionate about being a Yellow customer and there are customers who are passionate about being a Roadway customer. Over the course of the coming year, we need to do research to understand that, but the point is, we think that there is better growth by, in fact, continuing to promote those two brands. We will not be crunching the networks together. We have looked back at the history in this industry and where there has been failure, it’s been driven primarily by two things: One, not maintaining the customer interfaces and guess what? Labor is the largest customer interface you have there, and the second point was trying to integrate labor. So by maintaining two separate brands, by maintaining the customer interfaces the same, whether it be on the labor side or on the sales side, we believe that we will be able to enhance the growth prospects for our company. Also, the tactic we’ve been taking really does preempt any labor and any customer issues. Again, if you look back, when the industry has tried to slam together two companies, what has happened? They’ve lost customers. That means they had to focus more on cost-containment and cost cutting, which means they affected customer service even more. This way, we were able to preempt any of those issues. We already talked about preserving brand equity

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and as I have mentioned to you, over time you will see further differentiation in the brands as we go forward. [Slide-4] The right strategy, again the right partner: We now have combined revenues of about approximately $6 billion, nearly 50,000 employees in over 700 locations. We, in fact, will be the largest transportation company focused on, what we say are, larger shipments for business. That means we go to over 150 lbs. We also move into a strong #3 position and we become more competitive with UPS and FedEx, and make no distinction, those are competitors that are our space, and we in fact, through this acquisition, will be able to have the scale to more effectively compete with those guys. And interestingly enough, the customer base does have a limited overlap. Our focus is more on the manufacturing side; the Roadway focus has been more, historically, on the retail side. So again, there’s some natural differentiation there. [Slide 5] The right time: And this again is a very important aspect of the merger. Both companies are solidly profitable; the management team is supportive of this strategy. If you’ve listened to any of our conversations in the past, you’ve heard Bill Zollar say, an absolutely critical element of going forward was the support of Jim Staley and his management team. They are solidly in the boat and we look forward to working with them to make this successful. We also have a 5-year labor agreement, so we have good visibility to what our costs are going to be. Favorable financial markets: Can’t emphasize that enough. The timing was obviously correct for us to do the convertible issue. We still see very favorable markets. I will touch on this in little bit, for the remainder, the balance of the financing that we need to do. Also important, we think the potential for economy recovery is very real. We are seeing encouraging signs in our business and again, I believe, most of you know that our business is considered a leading indicator for the economy. So we like what we see. And we have substantial operating leverage. Again, those of you who have followed our company know that we emphasize that about 80% of our cost can be flexed with volume, and we have an incremental margin of 20% for every dollar of revenue that we have. So as the economy improves, the upside leverage is absolutely terrific for our business. [Slide 6] We talked about mitigating risks. We are not going to give customers a reason to change. Key there is credibility in doing what we say we will do and to date the feedback that we have had from our customers has actually been very positive. We will, in fact, maintain our high level of service and move forward to differentiate ourselves by improving service above where we already are. As mentioned before, the customer interfaces will remain the same, and that we think is a key element to our being successful. We will provide enhancements to customer experience through the implementation of best practices. I discussed a little bit about the ability to leverage cost structure, particularly in the IT area. We also will be able to offer additional services to each of the companies. There are some things that we do very well; there are some things that Roadway does very well. We believe we will be able to learn from each other and, in fact, increase the penetration. In those areas, customer feedback, to date, has been very supportive. What we found is a lot of customers have said; don’t give me a reason to leave. Well, by maintaining the customer interfaces, by maintaining high service levels, we are not going to give our customers any reason to leave and so far, we’ve had very positive feedback. [Slide 7] Employer retention and Union relations: One of the points I mentioned at the start was that the goal of our company is to grow into a larger and a stronger company. This is about growth. We want to take this company from $6 billion to $7 billion to $8 billion. Well we believe we can do that and we can do that on an organic basis. Retaining key employees, which I already mentioned is a top priority. Jim Staley will remain as CEO of Roadway and we are keeping our trained and knowledgeable field employees in place. We are being very proactive in communications, not only with investors, but with our customers and with our employees. Again, I mentioned this point, we do what we say we are going to do and we also have had proactive dialogue with the Teamsters senior management, and that feedback we have had to date has been very supportive and very positive. [Slide 8] Let’s talk a little bit about synergies and then one of the reasons why the strategy that we have is a risk mitigation strategy that improves returns. We only need about $30 million of synergies to be accretive. That represents less than ½ a percentage point of operating expenses. Our operating expenses are in the range of around $5.8 billion. The run rate cost synergies, and this is just on the cost side, we expect will be between $45-$125 million within 12-months after closing. Let me give you an example of conservative cost synergies. We believe we will be able to leverage the purchasing capability that we have and get better pricing in rail and in ocean and in air. We also will have some duplicate infrastructure and our synergy teams are addressing that, and where we can combine functions and where we can introduce best practices, we will do so to reduce costs. There is good leverage on the equipment purchasing and also the equipment maintenance area. Technology acquisition and licensing is also an area where we see tremendous opportunities, and then finally, and I did mention, we will in fact use best practices as we go forward.[Slide 9] Longer-term: We believe that there is in the nature of 5% or more than $300 million of cost synergies. Now let’s put that into perspective, remember we are a $6 billion company. For every point of synergies, one percentage point that is an improvement of our operation ratio. If we are at a 95 operating ratio and we can take $300 million out of it that gets you down to a 90 or 89 operating ratio, which is absolutely superb and unheard of in this industry, and also one of the reasons why we said at the start—this is a bold strategic move in this

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industry. Long term, the synergies we can use will be the optimization of line haul networks and in improving terminal efficiency. I talked a little bit about the common technology base and also doing some work on systems and equipment maintenance and acquisition side. [Slide 10] What’s our leverage look like? Now this is pro forma, both Roadway and Yellow will continue to reduce debt over the course of 2003, and you can see we are assuming the transaction closes. At year end we expect debt/EBITDA at less than 2-1/4 and within a year, at less than two, and debt-to-cap, you can see the improvement that we are looking at there as well, within a year we will be under 44%, debt-to-cap. What’s important here is our NOPAT return on committed capital. We define committed capital as the sum of equity plus debt, will in fact be above our cost of capital within 12-months. That’s something that is very important to us. We manage this business to improve our returns and to exceed our cost of capital and we feel very confident that we can do that. Just as a point, for the 12-months ending in June, our return on committed capital was well above our weighted average cost of capital at Yellow. [Slide 11] Here’s what the capital structure looks like: A point we’ll make here, the Convertible notes, the $250 million is already in place. We are doing work on getting the balance of the financing in place. The new senior unsecured notes will not go in until we have the Department of Justice approval. We are also working on the bank-financing piece of that and that will go in place around closing the transaction. Another point here—it’s important, we are looking at about 7%; all in cost to debt and that includes about $300 million of what is letters of credit. [Slide 12] Timetable update: We did receive a second request for the DOJ on August 18th, we are in the process of providing responses to them, and in fact, we will provide the information on a continuing basis; we continue to have dialogue with DOJ. On the SEC process, we did file a proxy on August 19th and we established a record date on August 16th and the shareholder vote will be likely in the 4th quarter. I talked to you a little bit about the financing and the point here is that we still feel very confident that the transaction will close in the 4th quarter. [Slide 13] Here are the terms: You will see we have $48 a share offer. You can read these. The point here is, the total enterprise value is a billion and a half, it’s a 50% cash, 50% stock deal and the Roadway shareholders will be given the opportunity to elect cash or stock for each share that they own and we’ll show you what the value of that is in a minute. But following their election, on an aggregate basis, the transaction will still be a 50-50 cash and stock deal. [Slide 14] This shows what the value per share for each Roadway shareholder is for the 50-50 and remember we started out at $48 a share. Today we are above the high end of the collar and Roadway shareholders will get $51.60 per share. Again, we see no reason why the Roadway shareholders wouldn’t respond positively to this transaction. [Slide 15] Let me give you a summary. The acquisition is consistent with our one-stop shopping strategy. We will continue to preserve and enhance the brand equity of each company. We think that scale brings us the opportunity for growth and we fully expect to take advantage of that. It is a low-risk integration strategy. A strategy that we think gives us the very highest degree of assurance on being able to return better than our cost of capital. We like what is happening with the non-asset piece, that is a growth area for own company. We think it will be able to grow even faster. Again, we have solid liquidity and leverage positions. We can generate and have demonstrated in the past, that we have the ability to generate strong free cash flows. We have significant operating leverage. I talked to you a little bit about the incremental margins, we feel very confident that those are there. And then finally, we do expect our returns to exceed our cost of capital within 12-months of closing. And just to show you that we do take a different approach with things, we have our forward-looking statements at the end. And the other point is that you can find these on our website, as well as all of the presentations that we have provided to investors and a lot of other supplemental information. Yes we would now like to take some questions and this is being webcast so you need to use the microphone for the question. Yes sir.

MALE VOICE: Can you talk about, you know, we know that shareholders are happy about the deal Roadway shows, I don’t know that’s necessarily slam-dunk with the DOJ. In the event that this merger doesn’t happen, you guys did a good job cutting costs at Yellow, where do you see the growth coming from? And exactly what is your required return on assets?

MR. DONALD G. BARGER: Our return on committed capital?

MALE VOICE: Yeah.

MR. DONALD G. BARGER: Let me get… I have to answer the second question first. Our weighted average cost of capital right now, it’s probably around 8-1/2%. After the transaction we’re assuming 10% and we think that that’s a reasonable number. If you look, historically, at what we’ve been able to do over the business cycle, we have been able to generate returns in the 12-13% range, so well run, this business can in fact generate very good returns. Relative to your question, if the transaction does not close, yet we see no reason why it would not close. We do have growth opportunities; we have been emphasizing our non-asset business. That business is poised for very good growth and that’s where we would continue to emphasize the growth for our company, as well as,

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additional penetration, within our premium services. We have only about an 8% penetration for our premium services. Those services have 20% margins, not incremental margins, 20% margins, so we feel very good and very comfortable that there are good growth prospects for our company on a stand-alone basis, but we are going to take those growth prospects and apply them to a much larger base.

MALE VOICE: The DOJ, you don’t think in buying two of the largest companies in this space is an issue and you don’t think they see it as an issue?

MR. DONALD G. BARGER: Certainly, they did ask for a second request, but all of the information and the analysis that we have done says that this market is a very fragmented market, we continue to see announcements from the regional non-union carriers every day, moving into what is called traditionally, the long-haul LTL market. In fact, if you look just at Yellow, 40% of our business is in the market that’s less than two days, 70% is less than three days, so the “long-haul LTL market” really doesn’t exist in the terms that people think of it. We get lumped in with the Unionized carriers. We have to take a much broader view of the market. And again, we feel very confident that in fact, that argument will prevail. Yes sir.

MALE VOICE: Yes a couple of questions. Are you in a position to talk about what you think the mix of Union vs. non-union workforce is going to be and I understand that may depend on what your dialogue with the teamsters is, but the other question is, are there some similar customers or shared customers in this merger or is that a target that you are looking at for some synergies?

MR. DONALD G. BARGER: Relative to the teamsters, we are a teamster company; Roadway is a teamster company. We will continue to be a teamster company, absolutely no change from that perspective, so there’s not any implication here that we will be anything from a labor standpoint, other than what we are. As far as the customer overlap, again, you can understand that we are not permitted to do any analysis right now on the customer overlap. We need to get in and understand why some customers like us, why some customers prefer Roadway, but the overlap is not that great, and no we are not looking to get synergies out of the customer interface area. Other questions? Yes sir.

MALE VOICE: Could you put a little flesh on your comment about the use of the [unintelligible] economic prospects? What first specifically do you look at? What do you see and what [unintelligible]?

MR. DONALD G. BARGER: What we track are our volumes, and what we look at are seasonal trends and our business is in fact, seasonal. We try to compare year-over-year to what is happening and, if you will, remember last year in September, when Consolidated Freightways went out of business, so it makes the comparisons from September on, a little different. But we were seeing very good growth in July and August, growth over what we would have said seasonally, we would have seen, and we are seeing growth, handsome growth in our shipments now that would tend to tell us that, in fact, the economy is on the road to recovery. Now some days, it doesn’t look as good as others, but we think that there is something there. The other point is, remember we are very much tied to manufacturing, so we see these trends as being encouraging.

MALE VOICE: Are any of those forward looking.

MR. DONALD G. BARGER: The question was, are they coincidence [phonetic] or forward? I think traditionally, freight movement is considered a forward-looking indicator for the economy? Other questions?

MALE VOICE: All right, just to follow-up on the first question that was asked, at first glance, it would seem that the regulators wouldn’t approve a merger like this, but certainly they are going to approve it this time. They see a lot of competition from the regional and other places and they see reduced barriers to entry. Can you comment on that competition that they see that makes them so willing to allow this merger to happen?

MR. DONALD G. BARGER: Well again, I can’t comment as to what they think. All I can give you is why we believe that, in fact, it is a very large marketplace and customers have lots of different alternatives with which to move their shipments. All the data that we see, are they just living in the market day-to-day? And the competitors that we run up against, there in fact are lots of choices

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out there. Yes sir.

MALE VOICE: Could you give us an update on Meridian IQ? What’s in the pipeline for other companies?

MR. DONALD G. BARGER: Yes sir. Also, we just announced, I think a week ago, that Meridian IQ did a small acquisition called GPS Logistics, and that acquisition is structured as an earn-out. This was basically cash-neutral. We think that that will give us greater opportunities to, in fact, grow within IQ in the international logistics arena. GPS is also a partner with us in the U.K. and also in Asia. On the transportation management side, we have had some very positive receptions from some, potentially some very large customers. Again we like what we see there. I think you’ll be getting a very nice update in the 3Q conference call. Other questions?

MALE VOICE: [unintelligible][off-mike]

MR. DONALD G. BARGER: The question is, will we have any lay-offs? There will be some rationalization on employees in the non-Union ranks, as in fact, we take and combine some departments that need to be combined. On the Union side, the contract permits us, based on business levels, obviously to adjust employment. There will no changes to the Union contract as a result of this.

MALE VOICE: I was curious, what’s your estimate on fuel costs over the next 12-months?

MR. DONALD G. BARGER: Let me answer the question this way, we have the perfect hedge for fuel costs and it’s called a fuel surcharge. It goes in every week based on published prices. It goes on the invoice. I can’t tell you what the forecast for fuel is, and not that don’t worry about it, but if it relates to affecting our business, it does not have a big impact on the business. The only affect fuel could have on the business is if it impacts the economy. Any more questions? [Unintelligible]. Thank you very much.

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